Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 12, 2010, in the Registration Statement (Amendment No. 4 to Form S-11) and related Prospectus of Reunion Hospitality Trust, Inc. for the registration of its common shares.
/s/ Ernst & Young LLP
Chicago, Illinois
November 12, 2010